Exhibit 11(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement on Form 1-A of our report dated July 31, 2018, relating to the financial statements of Red Oak Capital Fund II, LLC as of December 31, 2017 and for the period from April 25, 2017 (date of formation) to December 31, 2017. We also consent to the reference to us under the heading “Experts” in such Offering Statement.

/s/ UHY LLP

Farmington Hills, Michigan
July 31, 2018